UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ATLANTIC AMERICAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 8, 2023
Notice is hereby given that the Annual Meeting of Shareholders of Atlantic American Corporation (the “Company”) will be held at the principal executive offices of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 at 10:00 A.M., Eastern Time, on August 8, 2023, for the following purposes:
(1)	To elect six (6) directors of the Company to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;
(2)	To ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
(3)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on June 12, 2023 will be entitled to notice of, and to vote at, the meeting, or any adjournments or postponements thereof.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR VOTE VIA INTERNET, TO ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING. NO POSTAGE IS REQUIRED WHEN MAILING THE ENCLOSED ENVELOPE IN THE UNITED STATES.
By Order of the Board of Directors

J. Ross Franklin
Vice President, Chief Financial Officer and Secretary
June 30, 2023
Atlanta, Georgia

ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 8, 2023
GENERAL
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the “Company”) for use at the Company’s 2023 Annual Meeting of Shareholders (the “Meeting” or the “2023 Annual Meeting”) to be held at the time and place, and for the purposes, specified in the accompanying Notice of Annual Meeting of Shareholders, and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, or you vote your proxy through the Internet as provided for on the enclosed proxy card, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of (1) the election of all of the nominees for director listed under the caption “Election of Directors,” and (2) the ratification of the appointment of FORVIS, LLP (“FORVIS”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to any such other business properly brought before the Meeting, a vote would be cast pursuant to any proxy granted in accordance with the judgment of the proxies appointed thereunder. This proxy statement and the accompanying form of proxy are first being given or sent to shareholders of the Company, and made available on the Internet, on or about June 30, 2023.
Only holders of record of issued and outstanding shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) as of the close of business on June 12, 2023 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 20,404,699 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote with respect to each of the six (6) nominees for director, and one vote on each other matter to be acted upon at the Meeting. Cumulative voting for directors is not allowed.
VOTING
If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other nominee), you must either direct the “record holder” (i.e., the broker, bank or other nominee) of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.
We encourage shareholders who hold shares in street name to provide instructions to the record holder on how to vote your shares. Providing voting instructions ensures that your shares will be voted at the Meeting. If shares are held through a broker, bank or other nominee, that record holder, under certain circumstances, may exercise its discretionary authority to vote the shares without instructions. On certain “routine” matters, record holders have authority to, although are not required to, vote their customers’ shares if the customers do not provide voting instructions. The proposal to ratify the appointment of FORVIS as our independent registered public accounting firm for the fiscal year ending December 31, 2023 is considered a routine matter. When a broker, bank or other nominee votes its customer’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. When a broker, bank or other nominee does not exercise its discretionary authority to vote a customer’s shares on a routine matter if the customer does not provide voting instructions, these shares are still counted for purposes of establishing a quorum, but have no effect on the outcome of such matter.
On “non-routine” matters, if the broker, bank or other nominee has not received voting instructions from the beneficial shareholder, the broker, bank or other nominee cannot vote the shares on that matter, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at the Meeting but not for determining the number of shares voted for or against any non-routine matter to be acted upon at the Meeting. The proposal relating to the election of the directors is considered a non-routine matter.

REVOKING A PROXY
Any shareholder who executes and delivers a proxy, or votes a proxy through the Internet, may revoke it at any time prior to its use by: (i) giving written notice of such revocation to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (iii) voting, or re-voting, as the case may be, a proxy over the Internet at a later date; or (iv) attending the Meeting and voting in person.
VOTE REQUIRED
A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to have the quorum necessary to transact business. Abstentions and “broker non-votes” will be counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” on any proposal occurs when a broker, bank or other nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker, bank or other nominee has not received instructions from the beneficial owner and does not have, or declines to exercise, discretionary authority to vote with respect to such other proposal.
Pursuant to the Georgia Business Corporation Code and the Company’s bylaws, directors are elected by a plurality of votes cast, meaning that the six director nominees receiving the highest number of votes cast will be elected as directors. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting and entitled to vote is required to approve the ratification of the appointment of the Company’s independent registered public accounting firm.
Proposal	Required Vote	Vote Impact
		For	Withhold/Against	Abstain	Broker Non- Votes
1. Election of Directors	Plurality of votes cast	For the director nominee(s)	No effect	—	Not considered a vote cast
2. Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of shares represented and entitled to vote	For the proposal	Against the proposal	Against the proposal	—
EXPENSES OF SOLICITATION
The costs of soliciting proxies for the Meeting will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, personal interview, electronic communication such as email, or otherwise, but will not receive any additional compensation for so doing. No contract or arrangement exists for engaging specially-paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries holding shares for a beneficial owner to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 8, 2023.
The proxy statement, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, are also available at www.atlam.com. If you need directions to the 2023 Annual Meeting of Shareholders, please call 404-266-5500.
ANNUAL REPORT
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 is being provided with this proxy statement.

1.	ELECTION OF DIRECTORS
One of the purposes of the Meeting is to elect six individuals to serve as Directors, to hold office until the Company’s next annual meeting of shareholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies may be voted for the election of such other persons as may be designated by the present Board of Directors, or the Board of Directors may reduce the number of Director nominees accordingly.
All of the nominees for election to the Board of Directors have been nominated by the Board upon the recommendation of the controlling shareholder of the Company. All of the nominees for director are currently Directors of the Company. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected as a nominee or is to be elected as a Director.
The following sets forth the names, ages, positions, and biographies as of June 1, 2023 of the six nominees for Director to be voted on at the Meeting:

Name	Age	Position with the Company
Hilton H. Howell, Jr	61	Chairman of the Board, President and Chief Executive Officer
Robin R. Howell	58	Director
Mark E. Preisinger	63	Director
Joseph M. Scheerer	48	Director
Scott G. Thompson	78	Director
D. Keehln Wheeler	62	Director
The biographies of each of the nominees for Director contain information regarding, as applicable, the person’s service as a director to the Company, business, educational, and other professional experience, director positions with any other “publicly traded” company held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, during the last ten years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should be nominated to serve as a Director of the Company. The Company believes that the backgrounds and qualifications of its Directors, considered as a group at any time, should provide diverse business and professional capabilities, along with the experience, knowledge and other abilities that will allow the Board to effectively fulfill its responsibilities.
Mr. Howell has been President and Chief Executive Officer of the Company since May 1995 and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. During his tenure with the Company, Mr. Howell has also served in various capacities for the Company’s subsidiaries. He is actively engaged in key decision making of each of the Company’s operating subsidiaries and has longstanding relationships with not only the Company’s employees but a significant number of the Company’s subsidiaries’ independent agents. He has been a Director of the Company since October 1992 and, beginning in February 2009, assumed the role of Chairman of the Board of Directors. Mr. Howell also serves as the executive chairman and chief executive officer, and a director, of Gray Television, Inc., a leading media company. Given the size of the Company and the scope of its operations, the Board of Directors has concluded that Mr. Howell, due to his high level of involvement, can serve effectively in the dual role of Chairman of the Board and President and Chief Executive Officer. In addition to being very familiar with our Company, Mr. Howell is also a former attorney, which background provides additional perspective to the decisions facing not only our Company but also the Board of Directors. Mr. Howell has also been actively involved in various segments of the insurance industry throughout his career, resulting in significant depth and breadth of industry knowledge, which is beneficial to the Board of Directors. Mr. Howell is the son-in-law of Harriett J. Robinson, a greater than 5% holder of the outstanding shares of Common Stock of the Company, and is also Mrs. Howell’s husband.
Mrs. Howell has been a Director of the Company since May 2012. She has served as Vice President and a Director of both Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1992. Mrs. Howell also serves on the board of Gray Television, Inc. She is a former Chairman of the Board of Farmer’s and Merchant’s Bank and a former director of Premier Bancshares, Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has held a number of management and oversight roles in various businesses in which her family maintains an interest. Mrs. Howell is active in the community, including having served as Chair of the Board of Directors and Executive Committee of the High Museum of Art, on the Governing Board of the Woodruff Arts Center, and as a member of the Forward Arts Foundation. Mrs. Howell’s experience in board matters and the insurance industry and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provides valuable insight for the Company and elevates the Company’s profile in the community. Mrs. Howell is the wife of Mr. Howell and the daughter of Mrs. Robinson.
Mr. Preisinger has been a Director of the Company since March 2016. He is the Director of Corporate Governance for The Coca-Cola Company, a total beverage company with products sold in more than 200 countries and territories. In this capacity his responsibilities include coordinating engagement between the company and its institutional and retail shareholders, with a primary focus on corporate governance, environmental and social issues. He joined The Coca-Cola Company in 1984 and has managed a variety of domestic and international assignments for the business. Mr. Preisinger serves on the Advisory Board for the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School and is an Emeritus member of the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware. He is a past member of the New York Stock Exchange Listed Company Advisory Board and the Board of Governors of the International Corporate Governance Network. He is also a past Co-Chairman of the Council of Institutional Investors and he has been listed on the NACD 100 most influential people in the boardroom. The Board believes Mr. Preisinger’s significant experience and insight into executive and corporate governance matters will greatly benefit the Board and complement its perspectives.
Mr. Scheerer has been a Director of the Company since December 2014. Mr. Scheerer is the Chief Executive Officer of Stonybrook Capital, LLC, which was founded in 2012 and is a specialist merchant bank focused on the insurance industry. Mr. Scheerer is also an active investor in the insurance sector, and is a frequent speaker on the state of the insurance and reinsurance industries. Mr. Scheerer previously served on the board of directors of Insurance Acquisition Corporation and on its compensation committee. He is also the chairman of the investment and advisory committee of the Inter-Atlantic Stonybrook Insurance Technology fund. Mr. Scheerer graduated from the University of Pennsylvania with a Bachelor of Arts in Economics and International Relations. His extensive knowledge of the insurance industry provides valuable insight and perspective to the Board and is also a benefit and resource for management.
Mr. Thompson has been the President and Chief Executive Officer of American Southern Insurance Company, a subsidiary of the Company, since 2004; prior thereto he had been the President and Chief Financial Officer of that company since 1984. He has been a Director of the Company since February 1996. Mr. Thompson is a certified public accountant and has been employed by American Southern for substantially his entire career. His insights with respect to American Southern’s business model, its historical operations and the perspective on its niche products provide valuable insight to the Board of Directors.
Mr. Wheeler has been a Director of the Company since June 2015. He is the Founder and Chief Executive Officer of MaxMedia, a digital media marketing and branding agency based in Atlanta, Georgia which he founded in 1996. Mr. Wheeler has founded, or was a member of the board of, a number of successful companies. Mr. Wheeler’s prior board experience and his executive leadership and success in various digital media marketing and branding experiences provide additional expanded perspectives to the Board of Directors.

The table below discloses the demographic mix of our Board of Directors as of June 1, 2023.
Board Diversity Matrix (As of June 1, 2023)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	0	1
Part II: Demographic Background
White	1	4	0	0
Did Not Disclose Demographic Background	1
The Board of Directors recommends a vote FOR the election of each of the nominees for Director.
Board Leadership and Structure, and Risk Oversight
The Company is a “controlled company” and has historically experienced limited turnover in its senior management and Board of Directors. The Company maintains a board leadership structure under which our President and Chief Executive Officer (“CEO”) also serves as the Chairman of the Board of Directors. We believe that the Company, like many other publicly-traded and private companies, is well-served by this leadership structure. Having one person serve as both CEO and Chairman of the Board demonstrates for our employees, agents, suppliers, customers and other shareholders that our Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations and guiding our strategic efforts. We believe having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear direction and leadership for our Company. We believe that having one person serve as CEO and Chairman of the Board is appropriate and in the best interests of our Company and our shareholders at this time.
The Board has not formally designated a lead independent director and believes that as a result thereof, executive sessions of the Board, which are attended solely by independent directors, result in an open and free flow of discussion of any and all matters that any director may believe relevant to the Company and/or its management.
The Company believes that its leadership structure appropriately allows all directors to effectively participate in the provision of risk oversight. While the Board maintains oversight responsibility for the management of the Company’s risks, it has delegated oversight responsibility for certain areas of potential exposure to its committees. The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as legal and compliance matters and risk management. The Audit Committee charter provides that the Audit Committee is responsible for overseeing the internal controls of the Company along with its adherence to compliance and regulatory requirements. The Audit Committee also reviews and approves all transactions with related parties. On at least a quarterly basis, the Company’s Assistant Vice President of Internal Audit provides a comprehensive report to the Audit Committee regarding the Company’s risk management activities. While the Audit Committee has been delegated primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing this function for the Company. The full Board also engages in periodic discussions with the CEO, Chief Financial Officer (“CFO”), executive management of each of the Company’s operating subsidiaries and other corporate officers as the Board may deem appropriate or desirable. In addition to the roles performed by the Audit Committee, the Stock Option and Compensation Committee considers, evaluates and oversees potential risks that may arise through the implementation of our compensation programs and engages directly with all Board members, as and if necessary. We do not believe our compensation programs encourage unnecessary or excessive risk taking.
The Company believes that its leadership structure promotes effective Board oversight of risk management because the Board directly, and through its various committees, is regularly provided by management the information necessary to appropriately monitor, evaluate and assess the Company’s overall risk management.
Pursuant to our bylaws (the “Bylaws”), any director who is an “independent director” under the listing standards of the NASDAQ Stock Market (the “NASDAQ Rules”) and not a member of the family of the controlling shareholder of the Company shall offer to resign from the Board upon reaching age 72 and not be eligible to stand for reelection to the Board following such individual having reached age 72, absent a waiver from such requirement, which waiver may only be granted by affirmative vote of the majority of the members of the Board, not including the affected member.

Committees of the Board of Directors
As a result of the level of beneficial ownership of our Common Stock by members of the Robinson and Howell families and their affiliates, the Company meets the definition of a “controlled company” as defined pursuant to Rule 5615(c)(1) of the NASDAQ Rules. Accordingly, the Company is exempt from certain requirements of the NASDAQ Rules, including the requirement that a majority of its Board of Directors be independent, as defined in such rules, the requirement that director nominees be selected, or recommended for the board’s selection, by either a majority of the independent directors or a nominating committee comprised solely of independent directors, and certain requirements relating to the determination of executive officer compensation. Notwithstanding this, however, the Board of Directors has determined that the following individuals are independent pursuant to the NASDAQ Rules for purposes of serving as a member of the Board of Directors: Mark E. Preisinger, Joseph M. Scheerer and D. Keehln Wheeler.
The Board of Directors of the Company has three standing committees: the Executive Committee, the Stock Option and Compensation Committee and the Audit Committee.
The Executive Committee consists of Messrs. Howell and Wheeler, and Mrs. Howell. The Executive Committee’s function is to act in the place and stead of the Board of Directors to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee met once during 2022.
The Stock Option and Compensation Committee consists of Messrs. Wheeler, Scheerer and Preisinger (Chairman), who are each independent pursuant to the NASDAQ Rules. The Stock Option and Compensation Committee’s function is to establish the number of equity incentive awards to be granted to officers and key employees and the annual salaries and bonus amounts payable to executive officers of the Company. The Stock Option and Compensation Committee met or acted by written consent two times during 2022. Due to its status as a “controlled company” pursuant to NASDAQ Rules and the related historically low turnover among Board and Committee members, as well as among the Company’s executive officers, the Board has not foreseen a need to adopt a written charter to govern the Stock Option and Compensation Committee’s functions or to engage a compensation consultant. The committee maintains the sole authority to fulfill its responsibilities and has not delegated any responsibilities except that the Committee may from time to time authorize one or more officers of the Company to designate employees (other than executive officers of the Company) to receive awards under the Company’s 2022 Equity and Incentive Compensation Plan (the “2022 Plan”) and to determine the size of such awards, subject to the limitations set forth in the 2022 Plan. During the course of the committee’s decision process regarding compensation for the executive officers, the committee may seek input from Mr. Howell with respect to the performance of the other officers and other factors to consider in making compensation decisions.
The Audit Committee is currently composed of Messrs. Wheeler (Chairman), Scheerer and Preisinger. The Audit Committee oversees the Company’s (i) financial reports and other financial information; (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics; and (iii) auditing, accounting and financial reporting processes.
The Board of Directors has determined that all members of the Audit Committee are independent for purposes of being an Audit Committee member, and financially literate, as such terms are defined in the NASDAQ Rules and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Scheerer is an “audit committee financial expert” as defined by the SEC in Item 407(d) of Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of Regulation S-K that the determination that a person is an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors. The Audit Committee has a written charter which sets out its authority and responsibilities, a copy of which is available on the Company’s website, www.atlam.com. The Audit Committee met four times during 2022.
Due to its status as a controlled company pursuant to NASDAQ Rules and the related historically small turnover of its members, the Board has not historically foreseen the need to establish a separate nominating committee or adopt a written charter to govern the director nomination process. The Company’s controlling shareholder and the Board of Directors have generally addressed the need to retain members and fill vacancies after discussion among current members, or the members of the Executive Committee, if necessary in lieu of the full Board, and the Company’s management, with the input from the Company’s controlling shareholder. The Board of Directors does not have any specific qualifications that are required to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.

Additionally, the Board of Directors does not have a formal policy with respect to the consideration of any director candidates recommended by shareholders and, for the foregoing reasons, has determined that it is appropriate not to have such a formal policy at this time. The Board of Directors, however, will give due consideration to director candidates recommended by shareholders. Any shareholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Board of Directors, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors, at the address and in the manner set forth below for communication with the Board.
Executive sessions of the independent members of the Board of Directors are held as needed and determined by those Directors at the conclusion of each of the regular board meetings, but no less than annually at the first regular Board meeting in each calendar year.
The Board of Directors met four times in 2022. Each current Director attended all of the meetings of the Board and its committees of which he or she was a member during 2022. The Company does not have a formal policy regarding Director attendance at its annual meetings, but attendance by the Directors is encouraged and expected. At the Company’s 2022 annual meeting of shareholders, all of the Company’s directors were in attendance.
Shareholders may communicate with members of the Board of Directors by mail addressed to the full Board of Directors, a specific member of the Board of Directors or a particular committee of the Board of Directors, at Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
Hedging Policy
To date the Company has not adopted a formal hedging policy applicable to its employees, officers or directors. Although the Company has not adopted any formal practices or policies specifically prohibiting transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, Company policy prohibits short sales and trading in puts, calls and other derivatives of Company stock.

Report of the Audit Committee
The Audit Committee (the “Committee”) oversees the Company’s (i) financial reports and other financial information; (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics; and (iii) auditing, accounting and financial reporting processes. The Company’s management has the primary responsibility for the financial statements and the reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2022, including a discussion of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.
The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and expressing an opinion thereon. Related to the 2022 audit, the Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the items set out in Auditing Standard No. 16, Communication with Audit Committees, issued by the PCAOB. In addition, the Committee has discussed with the Company’s independent auditors for the fiscal year ended December 31, 2022 the auditors’ independence from management and the Company, including the matters in the written disclosures received as required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services provided to the Company by FORVIS with the maintenance of the auditors’ independence.
The Committee discussed with the Company’s independent auditors for the fiscal year ended December 31, 2022 the overall scope and plans for the 2022 audit. The Committee met with such independent auditors, with and without management present, to discuss, among other things, the results of their audit, their considerations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In performing its functions, the Committee acts in an oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the Company’s annual financial statements as to their conformity with accounting principles generally accepted in the United States of America (“GAAP”).
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
THE AUDIT COMMITTEE

D. Keehln Wheeler, Chairman
Joseph M. Scheerer
Mark E. Preisinger

June 30, 2023

2.	RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is required by law and applicable NASDAQ Rules, as well as the Audit Committee Charter, to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The Audit Committee has appointed FORVIS as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
As previously disclosed, Dixon Hughes Goodman LLP (“DHG”), the Company’s prior independent registered public accounting firm, completed its previously announced merger with BKD, LLP, effective June 1, 2022. Following the merger, the combined firm now operates under the name FORVIS, LLP (“FORVIS”).
The audit report of DHG on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s fiscal years ended December 31, 2021 and 2020 and the subsequent period through June 3, 2022, there were (i) no disagreements (as such term is used in Item 304(a)(1)(iv) of Regulation S-K) between the Company and DHG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of DHG, would have caused DHG to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s consolidated financial statements and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.
During the Company’s fiscal years ended December 31, 2021 and 2020 and the subsequent period through June 3, 2022, neither the Company nor anyone on its behalf consulted DHG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that DHG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or “reportable event” (as such terms are defined or described in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).
While shareholder ratification of the selection of FORVIS as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the selection of FORVIS to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
A representative from FORVIS is expected to be present at the Meeting and will have the opportunity to make any statement if such representative desires to do so, and, if present, will be available to respond to appropriate questions.
Amounts paid to, or billed by, the Company’s independent registered public accounting firms, during the two most recent fiscal years by category were as follows:
Audit Fees
The Company has paid or expects to pay FORVIS (as successor to DHG) approximately $726,000, in the aggregate, for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2022 and the reviews of the interim financial statements included in our quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 2022. The Company paid DHG approximately $450,000, in the aggregate, for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2021 and the reviews of the interim financial statements included in our quarterly reports on Form 10-Q during the fiscal year ended December 31, 2021.
Audit-Related Fees
The Company has paid or expects to pay FORVIS (as successor to DHG) approximately $30,000 to audit the December 31, 2022 financial statements of The Atlantic American Corporation 401(k) Retirement Savings Plan (the

“Plan”). During the fiscal year ended December 31, 2022, the Company paid DHG approximately $28,000 to audit the December 31, 2021 financial statements of the Plan. During the fiscal year ended December 31, 2021, the Company paid DHG approximately $26,000 for the audit of the December 31, 2020 financial statements of the Plan.
Tax Fees
There were no tax fees paid to FORVIS or DHG in 2022 or 2021.
All Other Fees
Neither FORVIS nor DHG provided any other category of products and services to the Company during the fiscal years ended December 31, 2022 or 2021 and, accordingly, no other fees were paid thereto in either 2022 or 2021.
The Audit Committee considers whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence. All audit and non-audit services to be performed by the Company’s independent registered public accounting firm must be, and for 2022 and 2021 were, approved in advance by the Audit Committee. Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) and as permitted by SEC rules, the Audit Committee may delegate pre-approval authority to any of its members, provided that any service approved in this manner is reported to the full Audit Committee at its next meeting.
The Policy provides for a general pre-approval of certain specifically enumerated services that are to be provided within specified fee levels. With respect to requests to provide specifically enumerated services not specifically pre-approved pursuant to such general grant, such requests must be submitted to the Audit Committee by both the independent registered public accounting firm and the CFO, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence. Such requests must also be specific as to the nature of the proposed service, the proposed fee and any other details the Audit Committee may request.
The Board of Directors recommends a vote FOR the ratification of the appointment of FORVIS as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth ownership information regarding our outstanding equity securities as of June 12, 2023 by: (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each Director, which includes all Director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all of the Company’s Directors and executive officers as a group. The address of each such person and entities controlled by such person is: c/o Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
	Common Stock(1)		Series D Preferred Stock(1)
Name of Stockholder	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Harriett J. Robinson	15,217,583(2)	74.57%	55,000(2)	100%
Hilton H. Howell, Jr.	835,119(3)	4.09%	—	—
Robin R. Howell	3,988,356(4)	19.54%	—	—
Mark E. Preisinger	20,000(5)	*	—	—
Joseph M. Scheerer	30,000(5)	*	—	—
Scott G. Thompson	145,959	*	—	—
D. Keehln Wheeler	30,000(5)	*	—	—
J. Ross Franklin.	36,979	*	—	—
All directors and executive officers as a group (8 persons)	16,315,640(6)	79.95%	55,000	100%
*	Represents less than one percent.
(1)
All shares of stock are owned “beneficially” as set forth in the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of stock referred to in the table. Except upon the occurrence of certain events, shares of Series D preferred stock, par value $1.00 per share (the “Series D Preferred Stock”), are not entitled to any vote, whereas each share of Common Stock entitles its holder to one vote. The shares of Series D Preferred Stock are not currently convertible, but may become convertible into shares of Common Stock under certain conditions.

(2)
Includes: 8,047,048 shares of Common Stock held in trust for her children, with respect to which she serves as trustee; 919,721 shares of Common Stock held in trust for her grandchildren, with respect to which she serves as trustee; 5,120,555 shares of Common Stock owned by Gulf Capital Services, LLLP; and 55,000 shares of Series D Preferred Stock owned by Delta Life Insurance Company (“Delta Life”); all of which entities are controlled by Mrs. Robinson.

(3)
Includes: 283,772 shares held pursuant to the Company’s 401(k) Plan; and 34,075 shares owned directly or indirectly by his wife, excluding shares held in a trust for her benefit over which she does not have voting or dispositive power.

(4)
Includes: 3,954,281 shares held in a trust for her benefit over which Harriett J. Robinson serves as trustee; 2,175 shares held in an individual retirement account; and 10,000 shares of restricted stock as to which the holder has voting, but not dispositive power. Does not include any shares held by Mr. Howell (see note 3 above).

(5)	Includes 10,000 shares of restricted stock as to which the holder has voting, but not dispositive power.
(6)	See notes 2 through 5 above.

EXECUTIVE COMPENSATION
2022 Summary Compensation Table
There is shown below information concerning the annual compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2022 and 2021 by the: (i) Chairman, President and Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, who are the only executive officers of the Company (together, the “named executive officers”):
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	All Other Compensation ($)	Total ($)(2)
Hilton H. Howell, Jr. Chairman of the Board, President and CEO	2022	550,000	800,000	-0-	122,516(3)	1,472,516
	2021	541,667	675,000	-0-	102,166	1,318,833

J. Ross Franklin Vice President, CFO and Secretary	2022	363,825	300,000	-0-	52,751(4)	716,576
	2021	341,250	250,000	-0-	50,762	642,012
(1)	Discretionary bonuses awarded by the Stock Option and Compensation Committee.
(2)	For Mr. Howell, does not include amounts he may be deemed to have received pursuant to certain related party transactions described below under “Certain Relationships and Related Person Transactions.”
(3)
Includes fees paid in cash for serving as a director of the Company and subsidiaries of $95,000 ($50,000 of which would otherwise be reported in the “Fees Earned or Paid in Cash” column of the 2022 Director Compensation Table below) and 401(k) plan employer contributions of $27,450.

(4)	Includes fees paid in cash for serving as a director of subsidiaries of $18,000 and 401(k) plan employer contributions of $33,855.
Additional Narrative Disclosure
Retirement Benefits
The Company offers a tax-qualified 401(k) plan to its employees, under which participating employees may contribute a portion of their eligible compensation into their plan accounts. Each of the named executive officers was eligible to participate in the 401(k) plan during fiscal 2022. The Company makes matching contributions under the 401(k) plan equal to 35% of up to the first 6% of employee contributions, subject to tax-based limitations.
Severance and Change in Control Compensation
The Company does not have any arrangements in place with the named executive officers that provide for payments in connection with their termination of service or a change in control of the Company.
Outstanding Equity Awards at 2022 Fiscal Year-End
The named executive officers did not hold any outstanding equity awards as of December 31, 2022.
Stock Awards
Name	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Hilton H. Howell, Jr.	—	—	—	—
J. Ross Franklin.	—	—	—	—

Pay Versus Performance Disclosure
Pay Versus Performance(1)
Year (a)	Summary Compensation Table (“SCT”) Total for PEO (b)	Compensation Actually Paid to PEO (c)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(2)	Value of Initial Fixed $100 Investment Based On:	Net Income (in thousands) (g)(4)
					Total Shareholder Return (f)(3)
2022	$1,472,516	$1,486,916	$716,576	$721,976	$114.85	$1,525
2021	$1,318,833	$1,381,765	$642,012	$665,612	$119.59	$4,281
(1)
Hilton H. Howell, Jr. was our principal executive officer (“PEO”) for the full year for each of 2022 and 2021. For each of 2022 and 2021, our only non-PEO named executive officer was J. Ross Franklin. Throughout this Pay Versus Performance Disclosure, we refer to certain “average” amounts for the non-PEO named executive officers, in accordance with SEC rules. However, in each such instance, the amounts disclosed are solely with respect to Mr. Franklin.

(2)
For each of 2022 and 2021 (each, a “Covered Year”), in determining both the compensation actually paid (“CAP”) to our PEO and the average CAP to our non-PEO named executive officers for purposes of this Pay Versus Performance table (“PVP Table”), we deducted from or added back to the total amounts of compensation reported in column (b) or column (d) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2022	2021
For Mr. Howell:
- SCT “Stock Awards” column value	—	—
- SCT “Option Awards” column value	—	—
+ year-end fair value of outstanding equity awards granted in Covered Year	—	—
+/- change in fair value of outstanding equity awards granted in prior years	—	$10,400
+ vesting date fair value of equity awards granted and vested in Covered Year	—	—
+/- change in fair value of prior-year equity awards vested in Covered Year	$13,867	$51,465
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	—	—
+ includable dividends/earnings on equity awards during Covered Year	$533	$1,067
For Non-PEO Named Executive Officers (Average):
- SCT “Stock Awards” column value	—	—
- SCT “Option Awards” column value	—	—
+ year-end fair value of outstanding equity awards granted in Covered Year	—	—
+/- change in fair value of outstanding equity awards granted in prior years	—	$3,900
+ vesting date fair value of equity awards granted and vested in Covered Year	—	—
+/- change in fair value of prior-year equity awards vested in Covered Year	$5,200	$19,300
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	—	—
+ includable dividends/earnings on equity awards during Covered Year	$200	$400
(3)
For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $1.00 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on the NASDAQ Global Market on December 31, 2020 through and including the last day of the fiscal year covered (each one-year and two-year period, the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2022 and 2021, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)	Net income is calculated in accordance with United States Generally Accepted Accounting Principles.

The following charts provide, across the Covered Years, descriptions of the relationships between (1) the CAP to the PEO and the average of the CAP to our non-PEO named executive officers (in each case as set forth in the PVP Table above) and (2) each of the performance measures set forth in columns (f) and (g) of the PVP Table above.

Relationship of Compensation Actually Paid ("CAP") to Total Shareholder Return
Compensation Actually Paid
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Total Shareholder Return
$125.00
$120.00
$115.00
$110.00
$105.00
$100.00
$95.00
$90.00
12/31/2020
2021
2022
Covered Years
PEO CAP
Avg. Non-PEO NEO CAP
Company TSR

Relationship of Compensation Actually Paid ("CAP") to Company Net Income
Compensation Actually Paid
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Net Income (dollars in thousands)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
2021
2022
Covered Years
PEO CAP
Avg. Non-PEO NEO CAP
Net Income

Compensation of Directors
Effective in November 2022, the Company increased its compensation program for members of the Board from a cash payment of $10,000 per Board meeting and $1,000 per committee meeting attended, to $20,000 for each Board meeting attended, whether in person or telephonically, and $2,000 for each committee meeting attended, whether in person or telephonically. In addition, Directors are reimbursed for actual expenses incurred in connection with attending meetings of the Board and/or committees of the Board. Pursuant to the Company’s 2022 Plan, Directors are eligible to receive stock options to purchase shares of Common Stock and other equity awards. In 2022, each of our non-employee Directors received a grant of restricted stock valued at $30,600, which vested in full on May 8, 2023.
The following table provides information about the compensation paid or granted for services as a director of the Company for the year ended December 31, 2022. Mr. Howell also served as a director of the Company during 2022.

He did not receive any stock awards for such service, but did receive cash fees for his attendance at Board meetings. See the “Summary Compensation Table” above for information on the total compensation paid to Mr. Howell for all services provided to the Company and its subsidiaries.
2022 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robin R. Howell.	50,000	30,600	-0-	80,600(2)
Mark E. Preisinger	55,000	30,600	-0-	85,600
Joseph M. Scheerer	55,000	30,600	-0-	85,600
Scott G. Thompson	50,000	-0-	-0-(3)	50,000
D. Keehln Wheeler	55,000	30,600	-0-	85,600
(1)
Grant date fair value of stock awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. For a discussion of assumptions underlying the value of equity incentive awards, see note 10 of the notes to the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, each of the Company’s non-employee directors held 10,000 shares of restricted stock.

(2)	Does not include amounts deemed received pursuant to certain related transactions and described below in “Certain Relationships and Related Person Transactions.”
(3)	For Mr. Thompson, excludes compensation received as an employee of a subsidiary of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company currently leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, from 4370 Peachtree LLC. 4370 Peachtree LLC is controlled by Harriett J. Robinson, a former member of our Board of Directors. During 2022, the Company leased such space from Delta Life. In December of 2022, ownership of the office building was transferred from Delta Life to 4370 Peachtree LLC. In addition, Mr. Howell and Mrs. Howell are officers, directors and/or shareholders in Delta Life. Under the terms of the lease, the Company pays annual rent of approximately $0.5 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities. The lease does not have a set termination date, but is terminable by either party with at least twelve months advance notice. In 2022, the Company paid approximately $0.9 million to Delta Life under the terms of the lease.
In 2022, Gray Television, Inc. (“Gray”) paid the Company approximately $1.7 million in insurance premiums related to certain voluntary employee benefits plans. Mr. Howell is the executive chairman and chief executive officer, and a director, and Mrs. Howell is a director, of Gray.
The Company has outstanding 55,000 shares of its Series D Preferred Stock, all of which is owned by Delta Life. The outstanding shares of Series D Preferred Stock have a par value of $1 per share and redemption value of $100 per share; accrue annual dividends at a rate of $7.25 per share (payable in cash or shares of the Company’s common stock at the option of the Board of Directors of the Company) and are cumulative; in certain circumstances may be convertible into an aggregate of approximately 1,378,000 shares of Common Stock, subject to certain adjustments and provided that such adjustments do not result in the Company issuing more than approximately 2,703,000 shares of common stock without obtaining prior shareholder approval; and are redeemable solely at the Company’s option. The Series D Preferred Stock is not currently convertible. The Company had accrued, but unpaid, dividends, on the Series D Preferred Stock of $17,722 at December 31, 2022. During 2022, the Company paid Series D Preferred Stock dividends of $0.4 million.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act (as defined below) requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file with the SEC reports of ownership and changes in ownership of our equity securities. Based upon review of such reports and written representations from such persons, we believe all filing requirements were complied with in a timely manner during 2022, except for one late Form 4 filed on December 19, 2022 by Joseph M. Scheerer reporting the acquisition of a grant of restricted stock.
OTHER BUSINESS
Management of the Company knows of no matters other than those stated above which are to be brought before the Meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.
SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
Shareholder proposals to be presented at the 2024 annual meeting of shareholders must be received by the Company no later than December 1, 2023 in order to be considered for inclusion in the proxy statement for the 2024 annual meeting of shareholders. Any such proposal must also comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).
In accordance with Rule 14a-4(c)(1) under the Exchange Act, if a shareholder has not given notice to the Company of any matter it intends to bring before the 2024 annual meeting by February 14, 2024, the persons appointed as proxies for the 2024 annual meeting of shareholders may exercise discretionary authority to vote on any such matter.
In addition, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees for election at the 2024 annual meeting of shareholders other than the Company's nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices by the later of 60 calendar days prior to the date of the 2024 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting of shareholders is first made.
Notice of shareholder proposals and other matters of business should be addressed to the Company’s President and mailed to the Company’s principal executive offices located at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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ATLANTIC AMERICAN CORPORATION

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on August 7, 2023.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES AND "FOR" ALL OTHER PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. Election of Directors

	FOR	WITHHOLD
(1) Hilton H. Howell, Jr.	☐	☐
(2) Robin R. Howell	☐	☐
(3) Mark E. Preisinger	☐	☐
(4) Joseph M. Scheerer	☐	☐
(5) Scott G. Thompson	☐	☐
(6) D. Keehln Wheeler	☐	☐

3. In their discretion, the proxies are authorized to vote upon any such other business as may properly come before the meeting.

CONTROL NUMBER

Signature______________________________Signature, if held jointly______________________________ Date__________, 2023.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

ATLANTIC AMERICAN CORPORATION

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000

The undersigned hereby appoints Hilton H. Howell, Jr. and J. Ross Franklin, or either of them, as proxies with full power of substitution and resubstitution, to vote on the undersigned`s behalf at the Annual Meeting of Shareholders of Atlantic American Corporation, to be held at 10:00 A.M., Eastern Time, on August 8, 2023, at the principal executive offices of the Company, 4370 Peachtree Road, N.E., Atlanta, Georgia, and at all adjournments or postponements thereof, upon all business as may properly come before the meeting, including the business described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged.

PROXIES WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES AND ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON ANY SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

(Continued, and to be marked, dated and signed, on the other side)